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                                                                    Exhibit 14.1

                                BBMF CORPORATION
                                 CODE OF ETHICS

      This code of ethics (the "Code") applies to all directors, officers, and employees ("Covered Persons") of BBMF Corporation and its subsidiaries ("BBMF"). It contains standards reasonably necessary to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full fair, accurate, timely, and understandable disclosure in the periodic reports we are required to file and in other communications; and compliance with governmental laws, rules and regulations.

      We all must comply with this Code. Covered Persons are expected to understand how the Code applies to his or her own job, business decisions and activities. If you do not understand, the Chief Financial Officer (the "CFO") is available to answer your questions.

      BBMF recognizes that some choices about how to conduct business are complicated. If anyone covered by this Code becomes aware of any violations or potential violations, or has complaints or concerns regarding accounting, internal accounting controls, or auditing matters, they must promptly notify the CFO or Chief Executive Officer (the "CEO"). Covered Persons found to have violated this Code will be subject to disciplinary action that may include termination of employment.

                                BASIC PRINCIPLES

FAIR DEALING.  You must:

      - Deal honestly and ethically with BBMF and with its distributors, customers, suppliers, competitors, endorsers, employees and other stakeholders.

      - Treat people fairly. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged or otherwise undisclosed information, misrepresentation of material facts or any other unfair-dealing practices.

CONFLICT SITUATIONS. A conflict situation can arise when one of us takes action or has interests that may make it difficult to perform our BBMF work objectively and effectively. You must:

      - Avoid any investment, interest, or association that interferes or might interfere with the independent exercise of our own individual best judgment and with our obligation to perform our responsibilities in BBMF's best interest.

OPPORTUNITIES. When presented with opportunities related to BBMF's business interests, you must first offer those opportunities to BBMF. You must not:

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      -     Take for yourselves personally, or for members of our household or close relatives, opportunities that are discovered through the use of BBMF property, information or position;

      -     Use BBMF property, information, or position for personal gain.

GIFTS, MEALS AND ENTERTAINMENT. When you are providing a gift, meal, entertainment or other accommodation in connection with BBMF business, you must:

      - Do so in a manner that is in good taste and without excessive expense. You may not furnish or offer to furnish any gift that is of more than token value or that goes beyond the common courtesies associated with accepted business practices.

      - Not accept any significant gift, payment, or anything of value from distributors, customers, vendors or anyone else doing business with BBMF, if the gift would likely be perceived as unduly influencing your business decisions. Accepting a company t-shirt or coffee mug, for instance, is not likely to change your assessment of a potential business relationship.

      What is acceptable in the commercial business environment may be entirely unacceptable in dealings with governments in the United States and other countries. There are strict laws that govern providing gifts, including meals, entertainment, transportation and lodging to government officials and employees. You are prohibited from providing gifts or anything of value to government officials or employees or members of their families in connection with BBMF business without prior written approval from the CEO. For more information, see the section of this Code regarding "Laws Relating to Payments to Government Officials/Employees."

ACCURACY AND INTEGRITY OF BOOKS, RECORDS AND ACCOUNTS. Books and records include but are not limited to ledgers, vouchers, bills, invoices, time sheets, expense reports, payroll and benefits records and other essential company data.

      - All BBMF books, records and accounts must accurately reflect the nature of the transactions recorded.

      - All assets and liabilities of BBMF must be properly recorded in the regular books of account.

      - No undisclosed or unrecorded fund or asset shall be established in any amount for any purpose.

      - No transaction or arrangement shall be structured to circumvent BBMF's internal control system.

      -     No false or artificial entries shall be made for any purpose.

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      -     No payment shall be made, nor purchase price agreed to, with the intention or understanding that any part of such payment is to be used for any purpose other than that described in the document supporting the payment.

CONFIDENTIAL INFORMATION.  You must:

      - Not accept non-public information provided by a supplier or other party with the condition or understanding that it be kept confidential unless such information is subject to a written confidential disclosure agreement or confidentiality provision drafted or approved by BBMF's legal advisors.

      - Maintain the confidentiality of information entrusted to BBMF by a third party, except when disclosure is legally mandated as determined by BBMF's legal advisors.

      - Not seek or accept confidential information of or about a competitor in an illegal or unethical manner.

FULL, FAIR, ACCURATE AND TIMELY DISCLOSURE. All of us must ensure that BBMF's public disclosures comply with all applicable securities laws, including all applicable financial reporting and accounting regulations. Strict compliance with corporate accounting policies and procedures is required, as is full cooperation with internal and external auditors.

COMPLIANCE WITH THE LAW. You should familiarize yourself with all the laws, rules and regulations that apply in the areas within the scope of your work responsibilities, including, as applicable, the following areas:

      A. ANTITRUST AND COMPETITION LAWS. When you are dealing with competitors, you must:

            - Not enter into any agreement or understanding that has the purpose or effect of improperly restraining competition. Illegal agreements or understandings among competitors include price fixing, market allocation, and bid rigging.

            - Not exchange, discuss, or benchmark with any competitor information relating to BBMF prices or pricing policies, distribution policies, supplier pricing or selection, customer selection or classification, credit policies, advertising policies or any other similar competitive information.

            - Not participate in any formal or informal trade association or other meetings with competitors at which agreements or understandings of the type described above are being made, exchanged or discussed.

      B. INSIDER TRADING. If a person possesses material non - public information concerning a company that issues publicly - traded securities, it is generally illegal for the person to trade in securities of that company or to "tip" others who might trade in such securities.

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      Covered Persons and third parties who are in a confidential relationship with BBMF (as well as such individuals' household members and close relatives), shall not trade in or recommend the purchase or sale of BBMF's common stock (or any other equity or debt securities of BBMF) while they are in possession of material information regarding the operations or prospects of BBMF that has not been publicly disclosed and disseminated.

      Covered Persons shall also similarly abstain from trading in, or recommending the purchase or sale of the securities of any other company that issues publicly - traded securities of which they have obtained material non - public information as a result of their employment by or affiliation with BBMF.

      Covered Persons shall not disclose any such material non - public information to third parties except when done for valid business purposes (and covered by an appropriate confidential disclosure agreement). In such cases the Covered Persons must have no reason to believe the information will be misused or the disclosure might otherwise violate federal securities laws. United States' securities laws prohibit selective disclosures of material non-public information to third parties who are not bound by confidentiality agreements or certain confidential relationships to preserve the confidentiality of such information. Covered Persons should consult with the CEO or CFO before making disclosures to third parties that might constitute selective disclosure or if they believe a selective disclosure may have already been made by inadvertence or otherwise.

      "Material information" is information which, if publicly disclosed, could reasonably be expected to affect the market value of a company's securities or to influence a reasonable investor's decisions with respect to those securities. Specific examples of material information include generally unanticipated changes in revenues, annual and quarterly earnings or dividend rates, significant write-offs or significant increases in reserves, public offerings of any BBMF securities, significant acquisitions or dispositions, joint ventures, proposed tender offers or stock splits, and senior management changes. Information regarding major new product developments, suppliers, contract awards or terminations, expansion plans, or significant litigation or regulatory proceedings may also fall in the category of material information.

      To prevent violations of these laws and avoid even the appearance of impropriety, BBMF may impose "blackout periods" during which certain Covered Persons should not engage in any transactions involving BBMF's securities. Affected Covered Persons will be notified of any such blackout period.

      C.    LAWS RELATING TO PAYMENTS TO GOVERNMENT OFFICIALS/EMPLOYEES.

      You must not directly or indirectly pay, give, offer, or promise any form of bribe, gratuity, or kickback to any government official or employee. You must comply with the United States Foreign Corrupt Practices Act, and with similar laws elsewhere, that apply to payments to government officials/employees of other countries.

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      Under the Foreign Corrupt Practices Act, you may not directly or indirectly pay, give, offer, or promise money or anything of value to any officer, employee or representative of a government outside the United States or of a public international organization, or to any political party, party official, or candidate for political office outside the United States in order to (1) secure an improper advantage in obtaining, retaining, or directing business, (2) influence any act or decision of the recipient in an official capacity, or (3) induce the recipient to do or omit to do an act in violation of such person's lawful duty.

      An example of an impermissible indirect activity would be a payment made through an intermediary or agent where you know or should be aware that such payment would be passed along for prohibited purposes.

      D. LAWS RELATING TO EQUAL EMPLOYMENT OPPORTUNITY AND WORKPLACE HARASSMENT AND DISCRIMINATION.

      BBMF's policy is to provide employment opportunities without regard to race, religion, color, national origin, sex, age, ancestry, citizenship, veteran status, marital status, sexual orientation, or disability or any other reason prohibited by law. Decisions as to hiring, promotion and other aspects of the employment relationship should be based solely upon job - related qualifications.

      BBMF also prohibits sexual harassment, as well as harassment based on any of the other characteristics listed above, and will take appropriate action to eliminate prohibited harassment and remedy the effects of such harassment.

      E.    LAWS RELATING TO DATA PRIVACY.

      BBMF is committed to the protection of an individuals' privacy. You comply with applicable privacy laws, rules and regulations wherever BBMF does business, and in all aspects of its business. Those laws, rules and regulations are complex. If you have a question or concern about collecting, using, disclosing or storing an individual's information, either within BBMF or in a relationship with a third party, contact the CFO for advice before proceeding.

      F.    LAWS RELATING TO THE ENVIRONMENT.

      BBMF is committed to protecting the environment by minimizing the negative environmental impact of our operations and promoting sustainable use of natural resources. You must comply with all applicable environmental laws, rules and regulations wherever we do business.

      G.    LAWS RELATING TO POLITICAL CONTRIBUTIONS.

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      Except as permitted by applicable law, you must not provide or promise
      BBMF funds or services for political purposes to any political party or any candidate for, or incumbent in, any public office.

      In many instances in the United States, gifts, contributions, or expenditures by or on behalf of BBMF in connection with any U.S. federal, U.S. state, or local election or political process are prohibited or regulated. You must not make any contributions on behalf of BBMF without the prior written approval of the CEO.

      H.    ANTI MONEY-LAUNDERING LAWS.

      You must comply with all applicable anti money-laundering laws, rules and regulations of the United States and other countries having comparable laws.

      The anti money-laundering laws prohibits you from engaging in a financial transaction if you know that the funds involved in the transaction were derived from illegal activities. If you believe that the other party to a business transaction is engaged in any illegal activity or is using proceeds derived from an illegal activity, you must obtain approval from the CEO to entering into the transaction.

      You are responsible for your decision - making and for adherence to the Principles set forth in this Code. BBMF will address violations or potential violations of the Code in a variety of ways including, but not limited to, internal investigations and disciplinary action. Disciplinary action may, when appropriate, include dismissal.